Exhibit 1.5

CDC Software Launches

Software as a Service (SaaS) Enterprise Applications Throughout China

HRP OnDemand launched today as first SaaS product —

CRM SaaS launch scheduled in December as part of alliance with Microsoft

[BEIJING, ATLANTA, July 13, 2006] CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and provider of enterprise software applications, today announced the launch of its Software as a Service (SaaS) human resources and payroll applications throughout China.

HRP OnDemand, an innovative hosted human resources/payroll management solution, is CDC Software’s first SaaS enterprise application offered in China. This pioneering product is now available on a subscription basis with very low up-front costs throughout China, through both direct and indirect sales channels. CDC Software will also work with Microsoft (NASDAQ: MSFT) to launch SaaS customer relationship management (CRM) offerings in China in December this year.

“We believe that this is one of the first instances in China where software applications are available on demand throughout the region and delivered through a proven network,” said Richard Thomas, Senior Vice President of Asia Pacific Region, CDC Software. “This service should be very attractive for our current client base, the rapidly expanding market of over 20 million small and medium enterprises (SME) in China.”

Ian Whitehouse, Managing Director of China, CDC Software said: “As a customer-driven company, our top priority is to provide superior products that help enterprises enhance efficiency and profitability. The launch of our SaaS offerings in China is another major initiative that is tailor-made for our China customers. Leveraging our comprehensive suite of products, robust network infrastructure and deep understanding of customer needs, this innovative and flexible delivery model will address the growing market for hosted, on-demand applications and add even more momentum to CDC Software’s growth in China.”

HRP OnDemand is delivered through the broad infrastructure established throughout the country by China.com, the online services arm of CDC Corporation and a sister company of CDC Software. This proven network is established nationwide in 30 provinces and 4 municipalities, and CDC Software will leverage it to deliver enterprise applications as online services. With servers in all key Chinese cities, the network has a track record of 99.9% up-time and provides all the security features required by corporate customers.

“We are pleased to partner with our sister company, CDC Software, to offer these compelling and cost effective applications to millions of SMEs in China whose growth will be key in the continued expansion of the Chinese economy,” said Dr. Xiaowei Chen, Chief Financial Officer of China.com Inc. “The use of China.com’s robust nationwide network by CDC Games to host its 31 million subscribers, by our portal unit and now by CDC Software to deliver its on-demand solutions, is another demonstration of the synergies within the CDC Group of companies. The launch of our SaaS service on July 13th is particularly auspicious and appropriate as today marks the 7th anniversary of CDC’s pioneering IPO on NASDAQ which opened the door for other Chinese entrepreneurs to tap the U.S. capital markets.”

To ensure a smooth launch of the innovative solution that meets the customer needs, CDC Software has partnered with two early-adopter customers for HRP OnDemand: Shanghai Tuo Yuan Network Technology Co., Ltd. and Beijing Han Bo Zhong Tian Management Consulting Co., Ltd. Louie Cao, Deputy General Manager at Shanghai Tuo Yuan Network Technology Co. Ltd. said: “As a small enterprise, we have conducted a comprehensive search for HRP solutions that are both robust and cost effective. HRP OnDemand clearly meets this need by offering us affordable human resources management solution, as well as high reliability and security which greatly minimize our investment and management risks.”

On May 23, 2006, CDC Software announced a strategic alliance with Microsoft to develop, market and deliver CRM enterprise applications to customers in China. The companies will offer the Microsoft Dynamics™ CRM platform together with the CDC Software c360 CRM add-ons as on-site applications in China. As part of the agreement, the two companies will develop and deliver Microsoft CRM applications as hosted, on-demand services in China, which are scheduled for launch in December this year.

Eric Lin, Director, IT Pro & Architect, Developer & Platform Evangelism, Microsoft China, said: “China is one of the most dynamic markets for enterprise software worldwide as companies look for new technologies to bring their businesses into new phases of development. Our alliance with CDC Software will enable us to leverage its popular c360 CRM add-on products, its deep knowledge of Chinese markets, and its robust infrastructure to accelerate delivery of our products and services in China. “

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About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA). For more information, please visit www.cdcsoftware.com.

About China.com Inc.

China.com Inc. (SEHK stock code: 8006; website: www.inc.china.com), a leading Mobile Value Added Services (MVAS), Internet services and online game company operating principally in China, and a 77%-owned subsidiary of CDC Corporation (former chinadotcom corporation) (NASDAQ: CHINA; website: www.cdccorporation.net), was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the demand and market acceptance of SaaS products in China, the ability of SaaS products to help enterprises enhance efficiency and profitability, the growth of CDC Software’s business in China and the reliability and security of the China.com Inc network, These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (b) the continued reliability and security of the China.com Inc network; (c) demand for and market acceptance of new and existing enterprise software and services such as SaaS and the positioning of the company’s solutions; (d) ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the possibility of development or deployment difficulties or delays; and, (g) the dependence on customer satisfaction with the company’s software products and services. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com	Investor Relations Craig Celek CDC Corporation (212) 661-2160 Email: craig.celek@cdccorporation.net